SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 28, 2008 (March 24, 2008)

Sionix Corporation

(Exact name of registrant as specified in Charter)

Nevada	2-95626-D	87-0428526
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

2082 Michelson Drive, Suite 306
Irvine CA 92612
(Address of Principal Executive Offices)

(949) 752-7980
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ]   Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13(e)-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On March 24, 2008, the board of directors of the Registrant accepted the resignation of Robert McCray as the Registrant’s Chief Financial Officer and as a director of the Registrant and appointed the Registrant’s President, James J. Houtz, to serve as the Registrant’s Interim Chief Financial Officer until his successor is appointed. Mr. McCray’s resignation was as a result of his planned retirement and not as a result of a disagreement with the Registrant on any matter relating to its operations, policies or practices.

From March 1998 until the present time, Mr. Houtz has served as the President and a director of the Registrant. From March 1998 until December 2007, Mr. Houtz also served as the Registrant’s Chief Executive Officer. Mr. Houtz is not the director of any other reporting company. There is no family relationship between Mr. Houtz and any of the directors, executive officers or director and officer nominees of the Registrant. There was no transaction since the beginning of the Registrant’s last fiscal year, or any currently proposed transaction, in which the Registrant was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Registrant’s total assets at year-end for the last three completed fiscal years, and in which Mr. Houtz had or will have a direct or indirect material interest.

The Registrant and Mr. Houtz are parties to a previously reported Employment Agreement dated September 30, 2003, which is attached as an exhibit to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006, filed with the Commission on June 8, 2007. Mr. Houtz will not receive any additional compensation for his services as the Registrant’s Interim Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2008

SIONIX CORPORATION

By: /s/ Richard H. Papalian Name: Richard H. Papalian Title: Chief Executive Officer